                                                                     EXHIBIT 3.3

              SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                T/R SYSTEMS, INC.



         T/R Systems, Inc., a corporation organized and existing under and by virtue of the Georgia Business Corporation Code (the "Code"), hereby submits the following Second Amended and Restated Articles of Incorporation pursuant to
Section 14-2-1007 of the Code, which Second Amended and Restated Articles of Incorporation contain amendments to the Articles of Incorporation of T/R Systems, Inc. requiring shareholder approval, and were duly approved by the shareholders of T/R Systems in accordance with the provisions of Section 14-2-1003 of the Code on January ____, 2000.

                                        I

         The name of the corporation is "T/R Systems, Inc."

                                       II

         SECTION 1. Authorized Capital Stock. The corporation shall be authorized to issue one hundred million (100,000,000) shares of stock, divided into eighty-eight million (88,000,000) shares of capital stock, one cent ($0.01) par value per share, to be designated as "Common Stock", and twelve million (12,000,000) shares of preferred stock, one cent ($0.01) par value per share ("Preferred Stock"), of which (i) four million seven hundred ninety-nine thousand nine hundred and ninety-nine (4,799,999) shares of preferred stock shall be designated as "Series A Preferred Stock," (ii) two million nine hundred sixty-one thousand five hundred eighty-five (2,961,585) shares of preferred stock shall be designated as "Series B Preferred Stock," (iii) one million two hundred fifteen thousand five hundred (1,215,500) shares of preferred stock shall be designated as "Series C Preferred Stock"; (iv) two hundred twenty-two thousand two hundred twenty-two (222,222) shares of preferred stock shall be designated as "Series D Preferred Stock"; with the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock having the terms, preferences, privileges and restrictions set forth on Exhibit A attached to these Second Restated Articles of Incorporation (and thereby made a part hereof) and the shares of Series D Preferred Stock having the terms, preferences, privileges and restrictions set forth on Exhibit B attached to these Second Amended and Restated Articles of Incorporation (and thereby made a part hereof); and (v) two million eight hundred thousand six hundred ninety-four (2,800,694) shares of preferred stock to be issued in one or more series, in the manner provided below.

         The Board of Directors is hereby authorized to issue the shares of undesignated Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

                 (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                 (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

                 (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                 (d) whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                 (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the corporation;

                 (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation or any other corporation, and the price or prices or the rates of exchange applicable thereto;

                 (g) the right, if any, to subscribe for or to purchase any securities of the corporation or any other corporation;

                 (h) the provisions, if any, of a sinking fund applicable to such series; and

                 (i) any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all as shall be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").

         SECTION 2. Voting Entitlement. A holder of Common Stock shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of shareholders for each share of the Common Stock held of record by such holder as of the record date for such meeting. Except as may be provided by applicable law, in these Second Amended and Restated Articles of Incorporation or by the Board of Directors in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote.

                                       III

         The Board of Directors shall have the power to make, amend and repeal the Bylaws of the corporation. Any Bylaws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors (except as specified in any such Bylaw so made or amended) or by the shareholders in the manner provided in the Bylaws of the corporation. The corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing

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



and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

                                       IV

         Any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting of shareholders of the corporation. Special meetings of shareholders of the corporation may be called only by the Chairman of the Board of Directors, and shall be called by the Chairman of the Board of Directors or the Secretary within 10 days after receipt of the written request of a majority of the total number of Directors which the corporation would have if there were no vacancies. At any annual meeting or special meeting of shareholders of the corporation, only such business shall be conducted or considered as shall have been brought before such meeting in the manner provided in the Bylaws of the corporation. Notwithstanding anything contained in these Second Restated Articles of Incorporation to the contrary, unless otherwise required by applicable law, the affirmative vote of at least 80% of the voting power of the then outstanding shares of Common Stock and outstanding shares of Preferred Stock voting together, to the extent that the outstanding shares of Preferred Stock are afforded voting rights and powers generally equal to the voting rights and powers of shares of Common Stock (such holders of such 80% voting power herein the "Requisite Holders"), shall be required to amend or repeal, or adopt any provision inconsistent with this Article IV.

                                        V

         SECTION 1. Number, Election and Terms of Directors. The number of the directors of the corporation shall not be less than 3 nor more than 15 and shall be fixed from time to time in the manner described in the Bylaws.

         The directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The directors first appointed to Class I shall hold office for a term expiring at the annual meeting of shareholders to be held in 2000; the directors first appointed to Class II shall hold office for a term expiring at the annual meeting of shareholders to be held in 2001; and the directors first appointed to Class III shall hold office for a term expiring at the annual meeting of shareholders to be held in 2002; with the members of each class to hold office until their successors are elected and qualified. Unless otherwise required by applicable law, at each succeeding annual meeting of the shareholders of the corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting (giving effect to the provisions of Article II, Section 2) to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Notwithstanding the foregoing, if at the time of any annual meeting of shareholders, the corporation is prohibited by applicable law from having a classified Board of Directors, all of the directors shall be elected at such annual meeting for a one-year term only. If at the time of any subsequent annual meeting of shareholders the corporation is no longer prohibited by applicable law from having a classified Board of Directors, the Board of Directors shall again be classified in accordance with the first sentence of this paragraph, and at such annual meeting directors initially shall be elected to serve in Class I, Class II or Class III to hold office for a term expiring at the first, second or third succeeding annual meeting of the shareholders,


                                        3

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respectively; thereafter, successors to each Class shall be elected in accordance with the third sentence of this paragraph; such classified Board of directors at all times being subject to the immediately preceding sentence of this paragraph. Elections of directors need not be by written ballot unless requested by the Chairman of the Board of Directors or by the holders of a majority of the voting power of the then outstanding shares of Common Stock and outstanding shares of Preferred Stock voting together, to the extent that the outstanding shares of Preferred Stock are afforded voting rights and powers generally equal to the voting rights and powers of shares of Common Stock, voting in accordance with the provisions of Article II, Section 2, present in person or represented by proxy at a meeting of the shareholders at which directors are to be elected.

         SECTION 2. Nomination of Director Candidates. Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the corporation.

         SECTION 3. Newly Created Directorships and Vacancies. Unless otherwise required by applicable law, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though they may constitute less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

         SECTION 4. Removal. Unless otherwise required by applicable law, any director may be removed from office by the shareholders only for cause and only in the manner provided in this Section 4 of Article V. At any annual meeting or special meeting of the shareholders of the corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the affirmative vote of at least the Requisite Holders, may remove such director or directors for cause.

         SECTION 5. Amendment, Repeal, Etc. Notwithstanding anything contained in these Second Amended and Restated Articles of Incorporation to the contrary, unless otherwise required by applicable law, the affirmative vote of at least the Requisite Holders shall be required to amend or repeal, or adopt any provision inconsistent with, this Article V.

                                       VI

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of employees, customers, suppliers and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors deem pertinent; provided, however, that this Article VI shall be deemed solely to grant discretionary


                                        4

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authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

                                       VII

         A director of the corporation shall not be liable to the corporation or its shareholders for or with respect to any acts or omissions in the performance of his duties as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Georgia Business Corporation Code as currently in effect or as the same may be hereafter amended or under any other applicable law currently or hereafter in effect. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a director that exists at the time of such amendment, modification, or repeal.

                                      VIII

         Each individual who is or was a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of the Board of Directors or an officer of the corporation as an employee or agent of the corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the corporation to the fullest extent permitted by the Georgia Business Corporation Code or any other applicable laws as presently or hereafter in effect. The right to indemnification granted by this
Article VIII shall include the right to be paid in advance expenses incurred in defending a proceeding. The corporation may, by action of the Board of Directors, provide indemnification to other employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers. The right of indemnification provided in this Article VIII shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and shall be applicable to matters otherwise within its scope irrespective of whether such matters arose or arise before or after the adoption of this Article VIII. Without limiting the generality or the effect of the foregoing, but subject to the limitations of the Georgia Business Corporation Code, the corporation may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article VIII. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a director, officer, employee or agent that exists at the time of such amendment, modification or repeal.

                                       IX

         Any issued and outstanding shares of stock of the corporation which are repurchased by the corporation shall become treasury shares, which shall be held in treasury by the corporation until resold or retired and canceled in the discretion of the Board of Directors. Any treasury shares which are retired and canceled shall constitute authorized but unissued shares.

         IN WITNESS WHEREOF, the corporation has caused these Second Amended and Restated Articles of Incorporation of T/R Systems, Inc. to be executed, the corporate seal affixed and the foregoing to be attested, all by duly authorized officers of the corporation on the ____ day of January, 2000.


[CORPORATE SEAL]                            T/R SYSTEMS, INC.



                                            By:
                                               ---------------------------------
                                               Michael E. Kohlsdorf,
                                               President

Attest by:



----------------------------------
Lyle W. Newkirk,
Secretary




                                        6

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                                    EXHIBIT A


                          DESIGNATIONS OF PREFERENCES,
                       LIMITATIONS, AND RELATIVE RIGHTS OF
                         SERIES A, SERIES B AND SERIES C
                      PREFERRED STOCK OF T/R SYSTEMS, INC.


         "Board of Directors" shall mean the board of directors of the Corporation.

         "Common Stock" shall mean the common stock, $0.01 par value per share, of the Corporation.

         "Conversion Rate" with respect to the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock shall have the respective meanings provided in Subsection (d)(3) hereof.

         "Corporation" shall mean T/R Systems, Inc., a Georgia corporation.

         "Original Series A Issue Date" shall mean March 4, 1994.

         "Original Series B Issue Date" shall mean January 31, 1996.

         "Original Series C Issue Date" shall mean March 31, 1997.

         "Preferred Stock" shall mean the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock designated hereby, collectively, or any combination of such shares.

         "Restatement Date" shall mean the effective date of the Corporation's Second Restated Articles of Incorporation to which this Exhibit A is appended and made a part of.

         "Series A Conversion Price" shall have the meaning provided in Subsection (d)(7) hereof.

         "Series B Conversion Price" shall have the meaning provided in Subsection (d)(7) hereof.

         "Series C Conversion Price" shall have the meaning provided in Subsection (d)(7) hereof.

         "Series A Invested Amount" per share shall mean $1.00 (as adjusted for changes in the Series A Preferred Stock by stock split, stock dividend, or the like occurring after the Original Series A Issue Date).

         "Series B Invested Amount" per share shall mean $2.55 (as adjusted for changes in the Series B Preferred Stock by stock split, stock dividend, or the like occurring after the Original Series B Issue Date).

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         "Series C Invested Amount" per share shall mean $2.25 (as adjusted for changes in the Series C Preferred Stock by stock split, stock dividend, or the like occurring after the Original Series C Issue Date).

         "Series A Preferred Stock" shall mean the 4,799,999 shares of Series A Preferred Stock, $0.01 par value per share, hereby designated.

         "Series B Preferred Stock" shall mean the 2,961,585 shares of Series B Preferred Stock, $0.01 par value per share, hereby designated.

         "Series C Preferred Stock" shall mean the 1,215,500 shares of Series C Preferred Stock, $0.01 par value per share, hereby designated.

         "Series C Purchase Agreement" shall mean that certain Stock Purchase Agreement to be dated March 31, 1997, among the Corporation; Interwest Partners V, L.P.; Interwest Investors V; Harvey B. Cash Self-Directed IRA; Crown Associates III; Crown Glynn Associates; The Crown Trust; Sevin Rosen Fund IV L.P.; Noro-Moseley Partners II, L.P.; Aperture Associates, L.P.; David Michael Hockett; Dietrich R. Erdmann; Stanford University; Michael E. Kohlsdorf and Michael C. Daly; pursuant to which the initial issuance of shares of Series C Preferred Stock is to occur.

         The relative preferences, powers, limitations and rights granted to and imposed upon the Preferred Stock are as follows:

         (a) Dividend Rights. No holder of Preferred Stock shall be entitled to receive any dividend thereon unless declared by the Board of Directors of the Corporation. Without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, the holders of a majority of the outstanding shares of Series B Preferred Stock, and the holders of a majority of the outstanding shares of Series C Preferred Stock, each voting as separate classes, no dividends shall be paid with respect to the Common Stock of the Corporation at any time as, and for so long as, at least two million (2,000,000) shares of any of the Preferred Stock remain outstanding (such number to be adjusted for any stock dividends, combinations or splits with respect to shares of each such series occurring after the Original Issue Date of such series). Notwithstanding the foregoing, no dividend may be paid or declared with respect to the Common Stock until all dividends declared, if any, on all outstanding shares of the Preferred Stock have been set apart and paid, and (ii) no dividend may be paid or declared with respect to any of the Series A Preferred Stock, the Series B Preferred Stock, or the Series C Preferred Stock unless dividends are being paid simultaneously with respect to each of the other series of Preferred Stock. In the event that any funds declared by the Board of Directors to be distributed as dividends to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective dividends, such funds shall be distributed ratably among the holders of all three series of Preferred Stock in proportion to the aggregate dollar amount that such holders would otherwise be entitled to receive.

         (b) Liquidation Rights. In the event of liquidation, dissolution or winding up of the Corporation, or a "Sale or Merger" (defined below), unless, in the case of a Sale or Merger, the holders of a majority of the outstanding shares of Series A Preferred Stock, the holders of a majority of the outstanding shares of Series B Preferred Stock and the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as separate classes, have all elected to exclude such Sale or Merger from the application of this Section (b) (in which case this Section (b) shall not apply to such transaction), the holders of the outstanding shares of the Preferred Stock shall be entitled to receive in exchange for and in redemption of their Preferred Stock, prior and in preference to the holders of Common Stock and the holders of any other class or series of stock of the Corporation ranking junior to the Preferred Stock by reason of their ownership thereof, (i) in the case of a liquidation, dissolution or winding up of the Corporation, from any funds legally available for distribution to shareholders, and (ii) in the case of a Sale or Merger to which this Section (b) applies, from the net proceeds therefrom (defined for these purposes to mean the proceeds, whether cash, securities or property, available for distribution to shareholders or payable to the shareholders by reason of the Sale or Merger): (x) an amount per share of Series A Preferred Stock equal to the Series A Invested Amount, an amount per share of Series B Preferred Stock equal to the Series B Invested Amount, and an amount per share of Series C Preferred Stock equal to the Series C Invested Amount (adjusted for any subdivisions or combinations of each such Series of Preferred Stock), (y) all declared but unpaid dividends on such share, if any; plus (z) that portion of such funds or proceeds remaining after payment or setting aside for payment of the amounts described in subparagraphs (x) and (y) above equal to a fraction, the numerator of which is the number of votes to which the holder of such share of Preferred Stock is entitled by virtue of holding such share and the denominator of which is the aggregate of the number of votes to which all holders of Preferred Stock and Common Stock and any other class or series of stock of the Corporation the holders of which are entitled to vote generally in respect of the election of the directors of the Corporation and as to matters generally that are voted on by shareholders of the Corporation, are entitled by virtue of holding shares of Common Stock and/or Preferred Stock or such other capital stock of the Corporation.

         For purposes of this Section (b), a "Sale or Merger" of the Corporation shall mean: (i) the merger or consolidation of the Corporation into or with another corporation in which the shareholders of the Corporation immediately preceding such merger or consolidation (solely by virtue of their shares or other securities of the Corporation) shall own less than fifty percent (50%) of the voting securities of the surviving corporation or (ii) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation.

         All the preferential amounts to be paid to the holders of the Preferred Stock under this Section (b) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any class or series of stock of the Corporation ranking junior to the Preferred Stock in connection with a liquidation, dissolution or winding up, or a Sale or Merger as to which this Section (b) applies. If the assets or surplus funds to be distributed to the holders of the Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of all three series of Preferred Stock in proportion to the aggregate dollar amount that would be payable in full on liquidation to such holders.

         (c) Voting Rights. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred

Stock would be convertible as of the record date for the vote or consent of shareholders with respect to a conversion at the option of the holder thereof, under the circumstances described in Section (d)(1) hereof on and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. With respect to the election of directors, the holders of Preferred Stock shall vote together with the holders of Common Stock to elect the members of the Board of Directors. Each holder of a share of the Preferred Stock shall be entitled to receive the same prior notice of any shareholders' meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Preferred Stock or to be submitted to a vote of the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock or the holders of the Series C Preferred Stock as a series. Fractional votes shall not, however, be permitted, and any fractions shall be disregarded in computing voting rights.

         (d) Conversion. The holders of each series of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (1) Optional. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon such optional conversion shall be the product obtained by multiplying the Conversion Rate of such series of Preferred Stock (determined as provided in Section (d)(3) below) by the number of shares of Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Preferred Stock to be converted in accordance with the procedures described in Section (d)(4) below. The Corporation shall pay to the holder thereof promptly following such surrender all declared or accrued but unpaid dividends on the shares of Preferred Stock so converted to, and including, the date of such conversion; provided, however, that the Corporation may, at its option, in lieu of making a full cash payment of all such declared but unpaid dividends, make payment thereof in that number of whole shares of Common Stock calculated by dividing the total of such declared but unpaid dividends due such holder by the fair market value per share of the Common Stock, as determined in good faith by the Corporation's Board of Directors.

                  (2)      Automatic.

                           (A) Should the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, and the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, all voting as separate classes, so elect, by delivery of written notice or notices to the Corporation, then each and every outstanding share of Preferred Stock shall automatically be converted into Common Stock at the then effective Conversion Rate with respect to each series of Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of the last written notice described above necessary to effect such approval, and the Corporation shall pay all declared but unpaid dividends on the outstanding shares of Preferred Stock (if any) to each holder thereof to and including the date of such conversion; provided that the Corporation may, at its option, in lieu of making a full cash payment of all such declared but unpaid dividends, make payment thereof in that number of whole shares of Common Stock calculated by dividing the total of such declared but unpaid dividends due such holder by the fair market value per share of the Common Stock, as determined in good faith by the Board of Directors. Such conversion shall be automatic, without need for any further action by the holders of shares of the Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion or to pay the dividends payable upon such conversion unless certificates evidencing such shares of the Preferred Stock are surrendered to the Corporation in accordance with the procedures described in Subsection (d)(4) below. Upon the conversion of the Preferred Stock pursuant to this Subsection (d)(2)(A), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of such Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection (d)(4) below.

                           (B) The Corporation shall notify each holder of Preferred Stock at least ninety (90) days prior to the anticipated effective date of a registration statement filed by the Corporation under the Securities Act of 1933, as amended, covering the underwritten offer and sale of Common Stock to the public at a public offering price of not less than eight dollars ($8.00) per share (which price shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events) and having aggregate net proceeds to the Corporation of not less than fifteen million dollars ($15,000,000) (such offering being referred to hereafter as a "Qualified Public Offering"). Upon the closing of, but effective immediately prior to, the first sale in a Qualified Public Offering, each and every share of outstanding Preferred Stock held by all holders of Preferred Stock shall automatically be converted into Common Stock at the then effective Conversion Rate applicable to each series; provided that such conversion shall be conditioned upon the Corporation paying all declared but unpaid dividends on the outstanding Preferred Stock to each holder, if any, to and including the date of such conversion; provided, further, that the Corporation may, at its option, in lieu of making a full cash payment of any such declared but unpaid dividends, make payment thereof in that number of whole shares of Common Stock calculated by dividing the total of such declared and unpaid dividends due such holder by the offering price per share in the Qualified Public Offering. Such conversion shall be automatic, without need for any further action by the holders of shares of Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection (d)(4) below. Upon the conversion of the Preferred

         Stock pursuant to this Subsection (d)(2)(B), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection (d)(4) below.

                           (C) In the event that, and each and every time as, the Board of Directors, acting by the vote required by Section 1.4(b) of the Series C Purchase Agreement, calls for an Additional Financing (as such term is defined in such section) and any then existing holder of shares of Preferred Stock who is a party to the Series C Purchase Agreement fails to purchase all of such holder's portion (defined in such section) of the number or amount of securities to be issued, so as to provide the Corporation with funds in the amount of the required financing, then a portion (defined below) of the shares of Preferred Stock held by such non-participating holder immediately prior to the date on which the Additional Financing is to be made shall automatically convert into shares of Common Stock, effective as of the closing date set by the Board of Directors for such financing.

                           For purposes of this Subsection (d)(2)(C), the portion of the shares of Preferred Stock held by a holder who fails to participate fully in an Additional Financing as described above, as such shares are constituted immediately prior to the proposed date of such financing, that is subject to automatic conversion under this Subsection (d)(2)(C) shall equal a fraction, the numerator of which is the difference between such holder's portion of such financing (in dollars) offered to such holder pursuant to Section 1.4(b) of the Series C Purchase Agreement and the purchase price of the debt or equity securities of the Corporation issued to effect such financing that are actually purchased by such holder, and the denominator of which is such holder's portion of such financing (in dollars).

                           Upon any conversion described in this Subsection
         (d)(2)(C), all declared but unpaid dividends with respect to the shares to be converted shall be paid, a notice of the conversion shall be given to the holder thereof, and the certificates representing the shares to be converted shall be surrendered, all in accordance with the terms of Subsection (d)(2)(A) above with respect to an automatic conversion.

                           (D) No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock, and any shares of Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed at the then effective Series A Conversion Price, Series B Conversion Price, or Series C Conversion Price, per share, as applicable, payable as promptly as possible when funds are legally available therefor.

                  (3) Conversion Rates. Subject to the provisions of this Section (d), including the conversion formula specified in Section
         (d)(2)(B) with respect to a conversion by virtue of a Qualified Public Offering, the conversion rate in effect at any time with respect to the Series A Preferred Stock, the Series B Preferred Stock and Series C Preferred Stock (a "Conversion Rate") shall be determined as follows:

                  The Conversion Rate for the Series A Preferred Stock shall be the quotient obtained by dividing $1.00 by the Series A Conversion Price, as provided in Subsection (d)(7) hereof. The Conversion Rate for the Series B Preferred Stock shall be the quotient obtained by dividing $2.55 by the Series B Conversion Price, as provided in Subsection (d)(7) hereof. The Conversion Rate for the Series C Preferred Stock shall be the quotient obtained by dividing $2.25 by the Series C Conversion Price, as provided in Subsection (d)(7) hereof. The Conversion Rates as of the Restatement Date are .6060, .7727 and .6060 for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively.

                  (4) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Preferred Stock are converted in accordance with Subsections (d)(1) or (d)(2) above, and any dividends to be paid thereunder, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable laws. The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said certificates, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with all dividends, if any, to be paid with respect to the Preferred Stock converted. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Subsections (d)(1) or (d)(2) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

                  (5) Adjustment for Subdivisions or Combinations of Common Stock. In the event the Corporation at any time or from time to time after the Restatement Date effects a subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Preferred Stock, then and in each such event the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price and the corresponding Conversion Rate of each such price shall be increased or decreased proportionately.

                  (6) Adjustments for Dividends, Distributions and Common Stock Equivalents. In the event the Corporation at any time or from time to time after the Restatement Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into or entitling the holder thereof to receive additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents or the additional shares of Common Stock, and without a proportionate and corresponding dividend or other distribution to holders of Preferred Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed, for purposes of this Subsection (d)(6), to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the effective Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price shall each be decreased (and their respective corresponding Conversion Rates increased) as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying each such Conversion Price by a fraction,

                           (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding or deemed to be issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                           (B) the denominator of which shall be the total number of shares of Common Stock (x) issued and outstanding or deemed pursuant to the terms hereof to be issued and outstanding (not including any shares described in clause (y) immediately below), immediately prior to the time of such issuance or the close of business on such record date, plus (y) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;

         provided, however, that (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price shall each be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price (and their respective corresponding Conversion Rates) shall be adjusted pursuant to this Subsection (d)(6) as of the time of actual payment of such dividends or distributions; or (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price (and their respective corresponding Conversion Rates) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall each, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, each of the Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price (and their respective corresponding Conversion Rates) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iv) in the event of issuance of Common Stock Equivalents that expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustments of the Series A Conversion Price, the Series B Conversion Price, or the Series C Conversion Price (or such Conversion Rates) shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon such adjustment shall be made in the manner provided in this Subsection
         (d)(6).

                  (7) Adjustment of Conversion Price for Diluting Issues. Except as otherwise adjusted as provided herein, the "Series A Conversion Price" shall be $1.65. Except as otherwise adjusted as provided herein, the "Series B Conversion Price" shall be $3.30. Except as otherwise adjusted as provided herein, the "Series C Conversion Price" shall be $3.7125. The Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price shall hereinafter be referred to collectively as the "Conversion Prices" and individually as a "Conversion Price." Except as otherwise provided in this Subsection
         (d)(7), in the event, and each time after the Restatement Date as, the Corporation sells or issues any Common Stock or Common Stock Equivalents, at a per share consideration (as defined below) less than any of the Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price then in effect, then any such Conversion Price that is higher than the per share consideration for which the Corporation sold or issued Common Stock or Common Stock Equivalents shall be adjusted as provided in paragraphs (A), (B), (C) and (F) hereof, and the Conversion Rate corresponding to such Conversion Price shall be appropriately adjusted. For purposes of the foregoing, the per share consideration with respect to the sale or issuance of a share of Common Stock shall be the price per share received by the Corporation, prior to the payment of any expenses, commissions, discounts and other applicable costs. With respect to the sale or issuance of Common Stock Equivalents that are convertible into or exchangeable for Common Stock without further consideration, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents. With respect to the issuance of other Common Stock Equivalents, the per share consideration shall be determined by dividing the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable with respect to such Common Stock Equivalents into the aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the total consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents. The issuance of Common Stock or Common Stock Equivalents for no consideration shall be deemed to be an issuance at a per share consideration of $.01. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for non-cash consideration, the amount of consideration shall be determined by the Board of Directors of the Corporation in good faith.

                  As used herein, "Additional Shares of Common Stock" shall mean either shares of Common Stock issued subsequent to the Restatement Date or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents.

                           (A) Upon each issuance of Common Stock subsequent to the Restatement Date, for a per share consideration less than any of the Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price in effect on the date of such issuance, such Conversion Price as in effect on such date shall be adjusted by multiplying it by a fraction:

                                    (x) the numerator of which shall be the
                           number of shares of Common Stock deemed outstanding (as defined below) immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock that the aggregate net consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued would purchase at the Conversion Price then in effect; and

                                    (y) the denominator of which shall be the
                           number of shares of Common Stock deemed outstanding (as defined below) immediately prior to the issuance of such Additional Shares of Common Stock plus the number of shares of Common Stock so issued.

For the purposes of this Subsection (d)(7)(A), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Common Stock actually outstanding, (ii) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (iii) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.

                           (B) Subsequent to the Restatement Date upon each issuance of Common Stock Equivalents, exchangeable without further consideration into Common Stock, for a per share consideration less than any of the Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price in effect on the date of such issuance, such Conversion Price as in effect on such date shall be adjusted as in paragraph (A) of this Subsection (d)(7) on the basis that the Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of the Common Stock Equivalents, and the aggregate consideration received by the Corporation for such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

                           (C) Subsequent to the Restatement Date upon each issuance of Common Stock Equivalents other than those described in paragraph (B) of this Subsection (d)(7), for a per share consideration less than any of the Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price in effect on the date of such issuance, such Conversion Price as in effect on such date shall be adjusted as in paragraph (A) of this Subsection (d)(7) on the basis that the Additional Shares of Common Stock are to be treated as having been issued on the date of issuance of such Common Stock Equivalents, and the aggregate consideration received and receivable by the Corporation on conversion or exercise of such Common Stock Equivalents shall be deemed to have been received for such Additional Shares of Common Stock.

                           (D) Once any Additional Shares of Common Stock have been treated as having been issued for the purpose of this Subsection
         (d)(7), they shall be treated as issued and outstanding shares of Common Stock whenever any subsequent calculations must be made pursuant hereto; provided that on the expiration of any options, warrants or rights to purchase Additional Shares of Common Stock, the termination of any rights to convert or exchange for Additional Shares of Common Stock, or the expiration of any options or rights related to such convertible or exchangeable securities on account of which an adjustment in any of the Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price has been made previously pursuant to this Subsection (d)(7), such Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                           (E) The foregoing notwithstanding, no adjustment of the Series A Conversion Price, the Series B Conversion Price, or the Series C Conversion Price or its corresponding Conversion Rate shall be made as a result of the issuance of:

                                    (v) any shares of Common Stock upon the
                           conversion of shares of Preferred Stock;

                                    (w) any shares of Common Stock pursuant to
                           which the Series A Conversion Price, the Series B Conversion Price, or the Series C Conversion Price and its respective corresponding Conversion Rate is adjusted under Subsection (5) or (6) of this Section
                           (d);

                                    (x) any shares of Common Stock issued
                           pursuant to the exchange, conversion or exercise of any Common Stock Equivalents that have previously been incorporated into computations hereunder on the date when such Common Stock Equivalents were issued;

                                    (y) up to 1,540,728 shares of Common Stock
                           (which number shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events) reserved for issuance pursuant to stock options granted prior to the Original Series C Issue Date to employees and a director of the Corporation; or

                                    (z) up to 134,576, or such higher number as
                           is approved by the Board of Directors after the Original Series C Issue Date, shares of Common Stock (which number shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events), issued pursuant to options, warrants or rights that may be granted in the future to purchase shares of Common Stock, issuable to employees, directors, officers or consultants of the Corporation or any subsidiary thereof pursuant to bona fide employee stock option plans created in accordance with Section 422 of the Internal Revenue Code of 1986, as amended, or similar subsequent legislation or pursuant to a non-statutory stock option plan or non-statutory stock option agreements with terms substantially similar to such statutory plan or plans, provided that any such non-statutory stock option plan or agreements shall provide that any options thereunder not be granted at an exercise price of less than the fair market value of the stock into which they are exercisable (which description is intended to include the Corporation's 1995 Stock Option Plan).

                  (8) De Minimis Adjustments. No adjustment to the Series A Conversion Price, the Series B Conversion Price, or the Series C Conversion Price (and, thereby, to its corresponding Conversion Rate) shall be made if such adjustment would result in a change in such Conversion Price of less than $.01. Any adjustment of less than $.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $.01 or more in such Conversion Price.

                  (9) No Impairment. Except as provided in Section (f) hereof, the Corporation shall not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section (d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                  (10) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any of the Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price pursuant to this Section (d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the respective Conversion Rates of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, as applicable, at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of each of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock.

                  (11) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities other than Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or rights.

                  (12) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (e) Redemption of Preferred Stock. In the event that the holders of the outstanding shares of the Series A Preferred Stock, voting separately as a class, the holders of the outstanding shares of the Series B Preferred Stock, voting separately as a class, and the holders of the outstanding shares of the Series C Preferred Stock, voting separately as a class, have each, by a vote of at least two-thirds (66-2/3%) of the total number of shares of such series outstanding, elected to cause a redemption of the outstanding shares of Preferred Stock, then such holders (the "Electing Holders") shall so notify the Corporation by delivery of written notice or notices to the Corporation prior to December 4, 2000. The Corporation on March 4, 2001 shall redeem one-half (1/2) of all the then outstanding shares of Preferred Stock by paying the Redemption Price (defined below) with respect to each series together with all unpaid dividends thereon to and including the date of redemption, and the Corporation on March 4, 2002 shall redeem the remaining shares of Preferred Stock then outstanding by paying the Redemption Price with respect to each series together with all unpaid dividends thereon to and including the date of redemption.

         The price paid for the redeemed shares of the Series A Preferred Stock (the "Series A Redemption Price") shall be the greater of the Series A Invested Amount per share or the Appraised Value thereof as of the date of the request for redemption. The price paid for the redeemed shares of the Series B Preferred Stock (the "Series B Redemption Price") shall be the greater of the Series

B Invested Amount per share or the Appraised Value thereof as of the date of the request for redemption. The price paid for the redeemed shares of the Series C Preferred Stock (the "Series C Redemption Price") shall be the greater of the Series C Invested Amount per share or the Appraised Value thereof as of the date of the request for redemption. The Appraised Value per share of each series shall be established by the Board of Directors in good faith following such request for redemption, and each Electing Holder shall be notified in writing of such value at least eighty (80) days prior to the first scheduled redemption. If, however, any Electing Holder or Holders shall give the Corporation written notice at least sixty (60) days prior to the first scheduled redemption that he, it or they disagree with the value placed upon the shares of such series, then the Electing Holders and the Corporation shall attempt to agree upon an Appraised Value per share of such series. Should the Electing Holders and the Corporation be unable to agree during the twenty (20)-day period immediately following the giving of the written notice of such disagreement as to the Appraised Value without the employment of appraisers, then they shall each select an appraiser experienced in the business of evaluating or appraising the market value of stock. The appraisers so selected (the "Initial Appraisers") shall, on or prior to the first scheduled redemption, appraise such shares to be redeemed as of the date of the first scheduled redemption. The appraisers shall not discount the shares of the Series A Preferred Stock, the Series B Preferred Stock, or the Series C Preferred Stock for minority ownership interest or illiquidity. If the difference between the lowest and the highest of the resulting appraisals is not greater than ten percent (10%) of the highest appraisal, then the average of the appraisals shall be deemed the Appraised Value; otherwise, the Initial Appraisers shall select an additional appraiser (the "Additional Appraiser"), who shall be experienced in a manner similar to the Initial Appraisers. If they fail to select such Additional Appraiser as provided above, then either the Electing Holders or the Corporation may apply, after written notice to the other, to any judge of any court of general jurisdiction for the appointment of such Additional Appraiser. The Additional Appraiser shall then choose from the values determined by the Initial Appraisers the value that the Additional Appraiser considers closest to the market value of the Preferred Stock in question, and such value shall be the Appraised Value. The Additional Appraiser shall forthwith give written notice of his determination to the Corporation and the Electing Holders. Each party shall pay the expenses and fees of the appraiser selected by him or it, and the party who selected the Initial Appraiser whose value determination was rejected by the Additional Appraiser shall pay all the expenses and fees of the Additional Appraiser.

         On or before the date of a scheduled redemption, each holder of shares required to be redeemed shall surrender the certificate representing such shares to the Corporation and shall receive payment of the Redemption Price therefor in cash. If less than all the shares represented by a surrendered certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares.

         The right to redemption established by this Section (e) shall be deemed absolute and vested upon the occurrence of the conditions specified herein; however, actual redemption under this Section (e) shall be subject to the legal availability of funds and, to the extent delayed, shall occur as soon thereafter as and when funds are legally available therefor, with interest at the per annum rate announced by Wachovia Bank of Georgia, N.A. as its prime lending rate plus two percent (2%) per annum for the period of each delay.

         (f)      Protective Provisions.

                  (1) Actions Requiring Majority Approval of Preferred Stock Voting as Single Class. In addition to any other rights provided by law, so long as no less than 2,000,000 shares (such number to be adjusted for any stock dividends, combinations or splits following the Restatement Date with respect to such shares) of any of the Preferred Stock are then outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by the Articles of Incorporation, without first obtaining the affirmative vote or written consent of the holders of a majority of the total number of shares of Preferred Stock outstanding, voting together as a single class on an as-if converted basis (as provided in Section (c) hereof), the Corporation shall not:

                           (A) except pursuant to the stock option or employee stock ownership plans or restricted stock agreements or other contracts with, or in exercise of any right of first refusal of, the Corporation upon a proposed transfer, purchase, redeem or otherwise acquire for value any shares of any class of its capital stock or cause or permit any Employee Stock Ownership Plan as defined in ss. 4975(e)(7) of the Internal Revenue Code of 1986, as amended, or other employee stock ownership plan to purchase shares of any class of its capital stock;

                           (B) create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or security title of a conditional vendor) of any nature (other than ad valorem taxes), upon or with respect to any of its or any subsidiary's properties or notes receivable, other than such mortgages, deeds, pledges, liens, security interests, charges and encumbrances as presently exist and those approved hereafter unanimously by the Board of Directors;

                           (C) assume, guarantee, endorse or otherwise become directly or contingently liable for any obligation or indebtedness other than such liabilities as presently exist or are incurred in the ordinary course of business;

                           (D) sell, assign, lease or otherwise dispose of any of its assets, including its receivables, other than in the ordinary course of business;

                           (E) make any loan or advance to any employee of the Corporation or any subsidiary thereof except (i) the payment of salaries (which, in the case of officers, shall be approved in advance by the Board of Directors), (ii) advances for reasonable travel expenses in connection with the Corporation's business, (iii) the acceptance of promissory notes approved in advance by the Board of Directors given for the purchase of the Corporation's capital stock, and (iv) loans to officers approved in advance by the Board of Directors;

                           (F) own, or permit any subsidiary of the Corporation to own, any stock or other securities of any corporation, partnership, association or other form of business entity except the securities of wholly owned subsidiaries of the Corporation or such subsidiary; or

                           (G) amend the provisions of this Subsection (f)(1).

                  (2) Actions Requiring Separate Series Super-Majority Approval of Preferred Stock. In addition to any other rights provided by law, so long as any shares of the Preferred Stock shall be outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by the Articles of Incorporation, without first obtaining the affirmative vote or written consent of the holders of at least two-thirds (66 2/3%) of the total number of shares of the affected series of Preferred Stock outstanding, voting as a separate class, the Corporation shall not:

                           (A) amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or Bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of (except the relative priority on a liquidation, dissolution or winding up or a Sale or Merger), such series of Preferred Stock;

                           (B) increase or decrease the authorized number of shares of such series Preferred Stock; or

                           (C) amend the provisions of this Subsection (f)(2).

                  (3) Separate Series Approval of Merger or Reorganization. In addition to any other rights provided by law, so long as no less than 2,000,000 shares (such number to be adjusted for any stock dividends, combinations or splits with respect to such shares occurring after the Restatement Date) of any of the Preferred Stock are then outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by the Articles of Incorporation, without first obtaining the affirmative vote or written consent of the holders of a majority of the shares of Series A Preferred Stock outstanding, the holders of a majority of the shares of Series B Preferred Stock outstanding, and the holders of a majority of the shares of Series C Preferred Stock outstanding, voting as separate classes, the Corporation shall not:

                           (A) enter into any agreement, commitment or plan regarding a Sale or Merger (as defined in Section (b) hereof); or

                           (B) amend the provisions of this subsection (f)(3).

         (g) Notices. Any notice required by the provisions hereof to be given to the holders of shares of Preferred Stock shall be deemed given on the third business day following (and not including) the date on which such notice is deposited in the United States Mail, first-class, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

         (h) Filing of Purchase Agreement. The Series C Purchase Agreement shall be kept on file at the principal office of the Corporation for inspection by any shareholder of the Corporation or other person having a proper business purpose.

                                   EXHIBIT B


                    DESIGNATIONS OF PREFERENCES, LIMITATIONS,
                         AND RELATIVE RIGHTS OF SERIES D
                      PREFERRED STOCK OF T/R SYSTEMS, INC.



         The relative preferences, powers, limitations and rights granted to and imposed upon the Series D Preferred are as follows:

         (a) Designation of the Shares. There shall be shares of preferred stock designated as "Series D Preferred Stock." Each share of such series shall be referred to herein as a "Series D Share." The authorized number of such Series D Shares is two hundred twenty-two thousand two hundred twenty-two (222,222).

         (b) Dividends. The holders of record of the Series D Preferred Stock shall be entitled to receive, when and if declared by the Board, out of funds legally available therefor, dividends paid in cash, stock or otherwise. When dividends become so payable, the Board shall declare such dividends and cause them to be paid, to the full extent of any funds legally available therefor. In the event that the Corporation shall pay on the Corporation's common stock, par value $.01 per share (the "Common Stock"), any dividend whether in cash, property or otherwise, the Corporation shall pay a dividend on the Series D Shares in an amount per share which is equal to that which holders of the Series D Shares would have been entitled had they converted such shares into Common Stock immediately prior to the payment of such dividend.

         (c) Liquidation Preference. In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Series D Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock but after and junior to any payment as shall be required to be made to the holders of shares of Series Preferred Stock pursuant to the preferences, rights and designations of such Series Preferred Stock, an amount equal to four dollars and fifty cents ($4.50) per share, which sum is subject to appropriate adjustment for any stock split, reverse stock split, stock dividend or similar event in respect of the Series D Preferred Stock. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series D Preferred Stock and the holders of any other series of Preferred Stock of the Corporation with a liquidation preference equal to the liquidation preference of the Series D Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series D Preferred Stock and the holders of any other series of Preferred Stock of the Corporation with a liquidation preference equal to the liquidation preference of the Series D Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series D Preferred Stock and the holders of any other series of Preferred Stock of the Corporation with a liquidation preference equal to the liquidation preference of the Series D Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series D Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series D Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

         A merger or consolidation of the Corporation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

         (d) Conversion of Series D Preferred Stock. The holders of Series D Preferred Stock shall have the following conversion rights:

                 (1) Optional. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series D Preferred Stock, into Common Stock at the initial conversion rate of six hundred and six thousandths (0.606) fully paid and nonassessable shares of Common Stock for each share of Series D Preferred Stock, subject, however, to the adjustments described below. (The number of shares of Common Stock into which a share of Series D Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate.") Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series D Preferred Stock to be converted in accordance with the procedures described below. The Corporation shall pay to the holder thereof promptly following such surrender all declared or accrued but unpaid dividends on the shares of Series D Preferred Stock so converted to, and including, the date of such conversion; provided, however, that the Corporation may, at its option, in lieu of making a full cash payment of all such declared or accrued but unpaid dividends, make payment thereof in that number of whole shares of Common Stock calculated by dividing the total of such declared or accrued but unpaid dividends due such holder by the fair market value per share of the Common Stock, as determined in good faith by the Corporation's Board of Directors.

                  (2)      Automatic.

                  (A) The Corporation shall notify each holder of Series D Preferred Stock at least ninety (90) days prior to the anticipated effective date of a registration statement filed by the Corporation under the federal Securities Act of 1933, as amended, covering the underwritten offer and sale of Common Stock to the public (such offering being referred to hereafter as an "Initial Public Offering"). Upon the closing of, but effective immediately prior to, the first sale in an Initial Public Offering, each and every share of outstanding Series D Preferred Stock held by all holders of Series D Preferred Stock shall automatically be converted into Common Stock, at the then effective Conversion Rate; provided that such conversion shall be conditioned upon the Corporation paying all declared or accrued but unpaid dividends on the outstanding Series D Preferred Stock to each holder to and including the date of such conversion; provided, further, that the Corporation may, at its option, in lieu of making a full cash payment of all such declared or accrued but unpaid dividends, make payment thereof in that number of whole shares of Common Stock calculated by dividing the total of such declared or accrued and unpaid dividends due such holder by the offering price per share in the Initial Public Offering. Such conversion shall be automatic, without need for any further action by the holders of shares of Series D Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series D Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection (D)(3) below. Upon the conversion of the Series D Preferred Stock pursuant to this Subsection (D)(2)(A), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series D Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series D Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection (D)(3) below.

                  (B) Immediately prior to the closing date of an agreement, in which the Corporation is a party, regarding a Sale or Merger (as defined herein) of the Corporation, each and every share of outstanding Series D Preferred Stock held by all holders of Series D Preferred Stock shall automatically be converted into Common Stock, at the then effective Conversion Rate; provided that such conversion shall be conditioned upon the Corporation paying all declared or accrued but unpaid dividends on the outstanding Series D Preferred Stock to each holder to and including the date of such conversion; provided, further, that the Corporation may, at its option, in lieu of making a full cash payment of all such declared or accrued but unpaid dividends, make payment thereof in that number of whole shares of Common Stock calculated by dividing the total of such declared or accrued and unpaid dividends due such holder by the fair market value per share of the Common Stock, as determined in good faith by the Corporation's Board of Directors. Such conversion shall be automatic, without need for any further action by the holders of shares of Series D Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series D Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection (D)(3) below. Upon the conversion of the Series D Preferred Stock pursuant to this Subsection (D)(2)(B), the Corporation shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series D Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series D Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection (D)(3) below.

For purposes of these designations, a "Sale or Merger" shall mean any of the following:

                           (i) the merger, reorganization or consolidation of
                  the Corporation or such subsidiary or subsidiaries of the Corporation the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole into or with another corporation in which the shareholders of the Corporation or such subsidiaries immediately preceding such merger, reorganization or consolidation (solely by virtue of their shares or other securities of the Corporation or such subsidiaries) shall own less than fifty percent (50%) of the voting securities of the surviving corporation;

                           (ii) the sale, transfer or lease (but not including a
                  transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions, of all or substantially all the assets of the Corporation, whether pursuant to a single transaction or a series of related transactions or plan (which assets shall include for these purposes fifty percent (50%) or more of the outstanding voting interests of such of the Corporation's subsidiaries the assets of which constitute all or substantially all the assets of the Corporation and its subsidiaries taken as a whole); or

                           (iii) the sale, transfer or lease (but not including
                  a transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions, of all or substantially all the assets of such of the Corporation's subsidiaries the assets of which constitute all or substantially all of the assets of the Corporation and such subsidiaries taken as a whole.

                  (C) No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred Stock, and any shares of Series D Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

                  (3) Mechanics of Conversion. Before any holder of Series D Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series D Preferred Stock are converted in accordance with Subsections (D)(1) or (D)(2) above, and any dividends to be paid thereunder, such holder shall surrender the certificate or certificates for such shares of Series D Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable laws. The Corporation shall, as soon as practicable thereafter and in no event later than five (5) business days after the delivery of said certificates, issue and deliver at such office to such holder of Series D Preferred Stock, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with all dividends, if any, to be paid with respect to the Series D Preferred Stock converted. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Subsections (D)(1) or (D)(2) shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

                  (4) Reservation of Stock Issuable Upon Conversion. The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock; provided, however, that there is available such number of authorized shares of Common Stock after assuming and giving effect to the conversion of any outstanding convertible preferred shares of other series and the exercise of all options which are exercisable into Common Stock, as shall permit conversion of all then outstanding shares of Series D Preferred Stock.

                  (5)      Adjustment to Conversion Price.

                           (A) If, subsequent to the Restatement Date (defined below) and prior to the conversion of all shares of Series D Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. "Restatement Date" as used herein shall mean the effective date of the Corporation's Second Restated Articles of Incorporation to which this Exhibit B is appended and made a part of.

                           (B) If, subsequent to the Restatement Date and prior to the conversion of all shares of Series D Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event that does not constitute a Sale or Merger as defined above, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series D Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series D Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series D Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series D Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series D Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument and obligation to deliver to the holders of the Series D Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series D Preferred Stock may be entitled to purchase.

                           (C) If any adjustment under this subsection would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion be the next higher number of shares.

         (e) Voting. The holders of Series D Preferred Stock shall not have voting rights. However, the shares of Common Stock into which the Series D Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding shares of Common Stock of the Corporation.

         (f) Status of Converted Stock. In the event any shares of Series D Preferred Stock shall be converted as contemplated by this designation, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series D Preferred Stock.